EX-10.02: SERVICE AGREEMENT DATED DECEMBER 31, 2010 BETWEEN CHINA BULL MANAGEMENT, INC., AND CHINA BULL HOLDING, INC.

                                                            EX-10.02

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Agreement") is made and entered into as of December 31, 2010 (the "Effective Date") by and between China Bull Management, Inc., a Nevada corporation ("Management Company") and China Bull Holding, Inc., a Nevada corporation ("Operating Company").

BACKGROUND

Management Company and Operating Company wish to establish an "arms length" agreement for the provision of services to be provided to Operating Company by Management Company.

Operating Company is in the business of  providing various corporate management services primarily to Chinese companies operating  in the United States (the “Business”).

Operating Company has requested Management Company to provide certain services related to the operation of the Business and Management Company desires to provide such services to Operating Company during the Term (as defined hereinafter).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Services.   During the term of this Agreement, Management Company shall be entitled to the use of Operating Company's present facilities, equipment, information systems and files in order for Management Company to provide the following services as it relates to the Business (the “Services”):

a.    Payroll.   All necessary payroll services, including the preparation and filing of Form W-2 for each employee of the Business.  Operating Company shall establish a bank account with funds sufficient to make payments for all amounts paid out to the employees of the Business pursuant to this Section 1(a) and such account shall be funded by Operating Company from the revenues generated by the Business.   Management Company shall make all information relating to the payment of such employee payroll available to Operating Company upon reasonable request therefore.

b.  Accounting Services.   Management Company agrees to provide Operating Company with accounting and financial assistance in closing the Business's books consistent with the fiscal close periods and procedures established by Operating Company.   Management Company shall also assist Operating Company in maintaining financial statements for the Business, including preparation by Management Company of balance sheets, profit and loss statements and a general ledger, preparing tax returns and whatever additional accounting and financial services as may reasonably be requested by Operating Company relating to the Business.

c.  Sales and Customer Service.  Management Company shall provide all sales and customer service support for the Business including, without limitation, obtaining orders for sales and marketing of products offered by Operating Company and the supply of such products in connection with the operation of the Business answering customer inquiries, referring return information and requests to the appropriate personnel and such other functions as may be reasonably requested by Operating Company.

 d.  Collection of Accounts Receivable.  Management Company shall collect accounts receivable of Operating Company in a commercially reasonable manner.  Management Company shall pay over to Operating Company all such Accounts Receivable as specified in Section 1 (e) hereof.  Management Company will make available to Operating Company reports setting forth the amount of Accounts

Receivable collected, the persons from whom such Accounts Receivable have been collected and, if specified by the payor, the invoice number and date to which such Accounts Receivable are to be applied.  Management Company further agrees to make all information relating to the collection of the Accounts Receivable available to Operating Company upon reasonable request therefore.

e.  Collection Procedures.  Management Company will collect all payments on invoices rendered by Operating Company.  Management Company shall post all funds received to the corresponding invoice and make any appropriate deduction or adjustment in accordance with the procedures set forth by Operating Company.  Management Company shall remit to Operating Company all cash collected on invoices, to the extent they are Accounts Receivable of the Business.

f.  Payment of Trade Payables.  Management Company shall fund bank accounts from the revenues of the Business the proceeds of which shall be used for the payment of Operating Company's obligations relative to the Business such as payroll checks and checks for payment of accounts payable.

g.  Email.  Management Company acknowledges and agrees that it shall be obligated to maintain at its own cost and expense, an email system relative to the operation of the Business.

h.  Computer Systems.  Management Company acknowledges and agrees that it will maintain and operate the computer and information systems currently being utilized by Operating Company for sales and inventory reporting and tracking, accounts receivable and general ledger accounting (the “Computer Systems”).  Operating Company shall be permitted access to and use of the Computer Systems in order to permit Operating Company and/or Management Company on behalf of Operating Company to close Operating Company's books, to record sales transactions, collect accounts receivables, process customer orders, process purchase orders, maintain inventory and to maintain Operating Company's general ledger.

i.  Data and Communication Services.  Management Company shall provide all communication services, including, but not limited to, maintenance of the data communication lines and system, telephone system and other like services required for the Business.

j.  Employee Benefits.  Management Company will be responsible for the administration of all existing health and welfare benefit plans offered to Operating Company employees, if any.

2.  Payments.  In addition to any specific reimbursement or other obligation of Operating Company set forth herein, during the term hereof, Operating Company shall pay to Management Company an amount equal to all net revenues of the Business after payment of all expenses associated with the operation of such business including a reserve for payment of future expenses related to the operation of the business.

3.  Term.  Management Company understands and acknowledges that the term of this Agreement is (i) on an “at-will” basis, (ii) is for an unspecified duration, and (iii) may be terminated at any time, with or without cause, and with or without notice, at Operating Company’s option.  In the event of the termination or expiration of this Agreement, the following provisions shall apply:

a.   Management Company shall cease performing Services and shall submit an invoice for any amounts which may be due Management Company under this Agreement as of the date of termination if there are any funds available from Business’ operations; and

b.   Management Company shall deliver to Operating Company all information related to the operation of Business in Management Company’s possession or under Management Company’s control.

4.  Miscellaneous.

 a.  Assignment.  Neither party shall assign any of its rights or delegate any of its obligations under this Agreement, without the express prior written consent of the other party.

b.  Amendments.  This Agreement may be amended, modified, or superseded, and any of the terms hereof may be waived, only by written instrument executed by the parties hereto or in the case of a waiver, by the party waiving compliance.  The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any term continued in this Agreement shall be deemed or construed as a further or continuing waiver of any such breach in any subsequent instance or a waiver of any such breach in any subsequent instance or a waiver of any breach of any other terms contained in this Agreement.

c.  Independent Contractors.   In performing the Services, nothing in this Agreement shall be construed to create the relationship of employer-employee, principal-agent or master-servant, either expressed or implied. Further, the relationship between the Parties is that of contract, Management Company being an independent contractor, free from interference or control by Operating Company in the performance of the services set forth herein, subject only to the terms of this Agreement. Neither Operating Company nor Management Company has the authority to bind or incur any obligation for the other, and each agrees that Management Company will not hold itself out to any third party as having, or act toward any third party in any manner which would suggest that they have, any such authority.

d.  Ownership of Information.  Management Company and Operating Company agree that all files, computer programs, tapes, records, materials, data, papers, reports, and other information relating to the services which were obtained as a result of its performance of its obligations under this Agreement are vested in and owned by Operating Company.  Management Company agrees to return to Operating Company all such property owned by Operating Company and which is in Management Company’s possession upon termination of this Agreement or at any earlier time immediately upon the request of Operating Company.  This clause will survive the termination of this Agreement.

e.  Headings.  Headings in this Agreement are for convenience only and shall not be deemed to have any substantive effect.

 f.  Counterparts.  This Agreement may be executed on separate counterparts, each of which will be deemed an original, which counterparts may be delivered to the other party hereto by facsimile transmission, and all of which taken together will constitute one and the same instrument.

f.  Severability.  If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

g.  Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Florida, without regard to choice of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

China Bull Management, Inc.                                    China Bull Holding, Inc.

By: /s/ Andrew Chien                                                By: /s/ Andrew Chien

Name: Andrew Chien                                              Name: Andrew Chien

                                                                                  Title: Chief Executive Officer